               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                            Form 8-K


                          CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
              the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): December 17, 1998



Commission    Registrant; State of Incorporation;      IRS Employer
File Number       Address; and Telephone Number      Identification No.


1-11375       UNICOM CORPORATION                        36-3961038
         (an Illinois corporation)
         37th Floor, 10 South Dearborn Street
         Post Office Box A-3005
         Chicago, Illinois 60690-3005
         312/394-7399


1-1839        COMMONWEALTH EDISON COMPANY               36-0938600
         (an Illinois corporation)
         37th Floor, 10 South Dearborn Street
         Post Office Box 767
         Chicago, Illinois 60690-0767
         312/394-4321

Item 5.  Other Events.


     Commonwealth Edison Company announced on December 16, 1998 it had closed, and received the proceeds from, its issuance of $3.4 billion in asset-backed securities. As approved by the Illinois Commerce Commission, these proceeds will be used to reduce the company's cost of capital through debt and equity redemptions.

     ComEd is redeeming $788 million in debt and $534 million in preference stock in January and February 1999 following approval by its board of directors. The company also announced that it will use approximately $500 million in proceeds to reduce short-term debt. Details on the redemptions are given below:



                      FIRST MORTGAGE BONDS
                TO BE REDEEMED JANUARY 27, 1999*


 RATE (%)     SERIES       ORIGINAL   PRINCIPAL ($M)  REDEMPTION
                           MATURITY                   PRICE**
                             DATE
  9.125         79        10/15/2021       125             105.74%
  8.875         77        10/01/2021       100             105.19%
  8.125         35        01/15/2007       180             101.84%
  8.000         26        10/15/2003       125             101.24%
  7.625         25        06/01/2003       100             101.09%
  7.500         22        01/01/2001       100             100.28%
                                           $730

*On the redemption date, these bonds will cease to bear interest.
**Plus accrued unpaid interest through the redemption date.



                     SINKING FUND DEBENTURES
                TO BE REDEEMED FEBRUARY 15, 1999*


RATE     SERIES              PRINCIPAL($M)     REDEMPTION PRICE**
7.625%  1, due February 15, 2003     2              100.25%
        (SINKING FUND REDEMPTION)

7.625%  1, due February 15, 2003    56              101.13%
        (OPTIONAL REDEMPTION)
                                    58

*On the redemption date, these bonds will cease to bear interest.
**Plus accrued unpaid interest through the redemption date.

                        PREFERENCE STOCK
                 TO BE REDEEMED JANUARY 19, 1999

           SERIES        PRINCIPAL ($M)   REDEMPTION PRICE*
            $8.40            74              $ 101.00
             8.38            74                100.16
             2.00            52                 26.04
             1.96            52                 27.11
             1.90           106                 25.25
             7.24            74                101.00
             9.25            45                103.00
             8.85            19                101.00
             8.40B           24                101.00
             8.20            14                101.00
                           $534

*Plus accrued and unpaid dividends through the redemption date.

     Costs related to the early redemption of long-term debt and preference stock are expected to reduce net income on common stock by $27 million (after tax) in the first quarter of 1999.

     Notice of redemption of the first mortgage bonds will be published, and registered holders of the first mortgage bonds, sinking fund debentures and preference stock to be redeemed, will be mailed notices of redemption.

     The Company said it expects to announce further information on debt and equity buy-backs in January.

     In separate press releases, ComEd announced quarterly dividends for its common stock and three classes of preferred and preference stock that were not called and Unicom announced common stock dividends of 40 cents per share. All dividends are payable February 1, 1999 to shareholders of record at 5 p.m. (New York time) December 31, 1998.

                           SIGNATURES



    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                                        UNICOM CORPORATION
                                          (Registrant)


Date: December 17, 1998       By:       John C. Bukovski
                                     ----------------------
                                        John C. Bukovski
                                        Senior Vice President





                                     COMMONWEALTH EDISON COMPANY
                                          (Registrant)


Date: December 17, 1998       By:        John C. Bukovski
                                      ------------------------
                                         John C. Bukovski
                                         Senior Vice President